Exhibit 5.1

July 26, 2023

Near Intelligence, Inc.

100 W Walnut St., Suite A-4

Pasadena, CA 91124

Ladies and Gentlemen:

We have acted as counsel for Near Intelligence, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Act”) of a registration statement on Form S-1 (File No. 333-272300) (the “Registration Statement”), by the Company relating to the offer and sale, from time to time, by the selling securityholders named therein or their permitted transferees, of (i) 1,293,497 shares of common stock, par value $0.0001 per share (the “Common Stock”) of the Company (the “Shares”), (ii) up to 5,555,558 shares of Common Stock (the “Part A-2 Conversion Shares”) issuable upon conversion of convertible debentures (the “Part A-2 Convertible Debentures”) issued pursuant to the Securities Purchase Agreement dated as of May 18, 2023, by and among the Company and the investors named therein (the “Part A-2 SPA”); (iii) up to 23,371,980 shares of Common Stock (the “Part B Conversion Shares”) issuable upon conversion of convertible debentures (the “Part B Convertible Debentures”) issued pursuant to the Securities Purchase Agreement dated May 18, 2023, by and among the Company and the investors named therein (the “Part B SPA”); and (iv) up to 62,500 shares of Common Stock (the “Part A-2 Warrant Shares”) issuable upon exercise of warrants (the “Part A-2 Warrants”) issued pursuant to the Part A-2 SPA.

For purposes of the opinions we express below, we have examined originals, or copies certified or otherwise identified, of (i) the certificate of incorporation and bylaws, each as amended to date, of the Company (the “Charter Documents”); (ii) the Registration Statement and all exhibits thereto; (iii) the prospectus included in the Registration Statement; (iv) the letter agreement dated March 6, 2023 by and between Near Intelligence Holdings Inc. and Benchmark (the “Benchmark Agreement”); (v) that certain Unanimous Written Consent of the Board of Directors, dated March 31, 2023, related to approval of certain of the Company’s junior convertible debt financing transactions, all agreements contemplated therein, and related matters (vi) that certain Unanimous Written Consent of the Board of Directors, dated May 17, 2023, related to approval of the Part A-2 SPA and the Part B SPA, all agreements contemplated therein, and related matters; (vii) the Part A-2 SPA; (viii) the Part B SPA; (ix) that certain Unanimous Written Consent of the Board of Directors, dated May 24, 2023, related to the issuance of shares to Benchmark pursuant to the Benchmark Agreement, all agreements contemplated therein, and related matters; (x) the conversion notice, delivered to the Company on July 17, 2023 by YA II PN, Ltd., in connection with the conversion of a portion of the outstanding principal amount of its Part B Convertible Debenture and accrued interest into shares of Common Stock; and (xi) such other corporate records of the Company as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) except as set forth herein, that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

Haynes and Boone, LLP	2323 Victory Avenue | Suite 700 | Dallas, TX 75219 T: 214.651.5000 | haynesboone.com

Near Intelligence, Inc.

July 26, 2023

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

1. The Shares have been duly authorized for issuance by the Board of Directors of the Company and are validly issued, fully paid and non-assessable.

2. The Part A-2 Conversion Shares have been duly authorized by the Board of Directors of the Company and, upon issuance thereof in accordance with the terms of the Part A-2 Convertible Debentures, will be validly issued, fully paid and non-assessable.

3. The Part B Conversion Shares have been duly authorized by the Board of Directors of the Company and, upon issuance thereof in accordance with the terms of the Part A-2 Convertible Debentures, will be validly issued, fully paid and non-assessable.

4. The Part A-2 Warrant Shares have been duly authorized for issuance by the Board of Directors of the Company and, when issued and paid for upon exercise of the Part A-2 Warrants in accordance with the terms of the Part A-2 Warrants, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware as in effect on the date hereof (all of the foregoing being referred to as the “Opined on Law”). We do not express any opinion with respect to any other laws, or the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Opined on Law), other than the Opined on Law or as to the effect of any such other laws on the opinions herein stated.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.”  In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP
Haynes and Boone, LLP